LETTER AGREEMENT

This Letter Agreement is made this 20th day of May, 2009, by and between the following:

Indigo-Energy, Inc. (“Indigo”); Epicenter Oil & Gas, LLC (“Epicenter”); Spectrum Facilitating Technologies, LLC (“Spectrum”); and Lawrence Stowe, PhD (“Consultant”).

1.
Indigo and Epicenter have drilled four (4) wells in Dubois Field, Dubois County, Indiana, for the production of natural gas and/or oil, including one vertical well and two horizontal wells in the New Albany Shale, and one horizontal well in the Devonian limestone.

2.
Additional funds are needed to complete the four wells and place them into production.  Spectrum has arranged for said financing to accomplish the foregoing in the amount of $5,000,000 (five million dollars).

3.	Indigo and Epicenter have reached an accord with respect to the use of said $5,000,000 as defined below for the placing of the Dubois Field into full operation and production.

The parties agree as follows:

A.	Numbers 1, 2 and 3 above are true and correct, and by reference are incorporated into this Agreement.

B.
Spectrum shall arrange for funding in the amount of $5,000,000 which shall be deposited into a bank account subject to the control and direction of Spectrum.  The amount of funds drawn down from said $5,000,000 shall bear interest at the rate of 10% (ten percent) per annum.  Interest shall be paid annually with the first payment being due on or before one year from the date of first disbursement of any funds from said bank account, or upon repayment of the $5,000,000, whichever is first.

C.
Indigo and Epicenter shall form a new LLC (“Newco”)for the purpose of executing the terms of this Letter Agreement, and shall have two Managing Members, Robert Turnage from Epicenter directing all well and field related operations and Stanley L. Teeple from Indigo directing all administrative and accounting functions.  Newco shall be owned 50% (fifty percent) by Indigo and 50% (fifty percent) by Epicenter.  Newco shall open a bank account into which disbursement of funds from the Spectrum account shall be deposited.  Withdrawals from said account shall be made based upon written requests. Disbursements from the Newco account shall not exceed the following amounts, and are to be used for the following purposes:

$600,000	Indigo overhead and expenses for 4 months
1,900,000	Current well payables
750,000	4 wells completion expenses
280,000	Dubois Field and Reef overhead and field operations for 4 months
500,000	$300,000 initial and two 100,000 monthly payments toward
forbearance of Reef LLC to retain rights in the DuBois field
250,000	Epicenter overhead and expenses
720,000	Contingent expenses and working capital
$5,000,000	total

D.	Any funds remaining in the Spectrum account following all disbursements and all expenditures shall be applied to repayment of borrowed funds and any interest due.

E.
Once production from the Dubois field is confirmed by Spectrum, a second phase of funding shall be secured by Spectrum.  Epicenter shall receive $50,000,000 (fifty million dollars) and Indigo shall receive $50,000,000 (fifty million dollars) with said sums to be used for each company’s respective projects.  In addition, Epicenter shall purchase all of Indigo’s interest in the DuBois field as described in Item #1 above, for an amount to be mutually agreed upon.  Following the closing of said purchase Newco shall be liquidated and dissolved.

F.
Upon the funding of the initial $5,000,000, Indigo shall execute and deliver a release to Spectrum, International Finance, LLC, and David Hampton.  Upon the funding of $50,000,000 each to Indigo and Epicenter, Indigo, Epicenter, Robert R. Turnage and Frank G. Finkbeiner shall execute and deliver mutual releases.

G.
One hundred percent (100%) of the Working Interest from the sale of production in theDuBois wells as described in Item #1 above shall be deposited into Newco as workingcapital until the entire $5 million is repaid or Newco is dissolved..

The parties signify their acceptance of the terms and conditions of this Letter Agreement by their signatures below.

Indigo-Energy, Inc.

By:	/s/ Steven P. Durdin
Steven P. Durdin, CEO

Epicenter Oil & Gas, LLC

By:	/s/ Robert R. Turnage
Robert R. Turnage, Managing Member

By:	/s/ Frank G. Finkbeiner
Frank G. Finkbeiner, Managing Member

Spectrum Facilitating Technologies, LLC

By:	/s/ David Hampton
David Hampton

Consultant

By:	/s/ Lawrence Stowe
Lawrence Stowe, PhD.